Exhibit 10.1

April 23, 2013

Mr. Richard Van Kirk

34 Deer Creek

Irvine, California 92604

Dear Rick:

With approval of the Board of Directors of Pro-Dex, Inc. (the “Company”), I am pleased to inform you of your appointment to the position of Chief Operating Officer under the terms and conditions described in this letter.

Date of Appointment

Your additional responsibilities as described above will begin on April 23, 2013 (“Date of Appointment”).

Base Compensation

Your base rate of pay will be increased, effective as of the Date of Appointment, to $6,923.08, payable bi-weekly, for an annual base compensation of $180,000.

Bonus/Incentive Compensation

You will continue to be eligible to participate in all Board approved incentive compensation plans open to participation for senior executives of the Company, subject to the terms and provisions of the applicable plan documents covering any such plans. The terms of such plans may be changed from time to time at the discretion of the Board. Currently, the Company offers the Annual Incentive Plan and Long Term Incentive Plan, in which you currently participate.

You will continue to not be eligible to participate in the Company-wide employee quarterly bonus/non-qualified profit sharing plan.

Other

All other terms of your current employment with the Company (including, without limitation, your employment letter dated January 6, 2006 (except for the base compensation and bonus/incentive compensation provisions modified by this letter) and Change of Control Agreement dated July 19, 2011) remain unchanged. By entering into this letter, you confirm your understanding that your employment will be on an “at-will” basis meaning that either you or the Company may terminate the employment relationship at any time for any reason with or without notice or Cause, and that neither you nor the Company has entered into any other agreement regarding the duration of your employment.

* * * * * * * * * * * * * * *

If the terms of this letter are agreeable to you, please sign in the space provided below indicating your understanding of and agreement to the provisions of this offer of employment and return it to me no later than April 23, 2013.

Sincerely,

/s/ Harold A. Hurwitz

Harold A. Hurwitz
Chief Executive Officer

I have read the above terms of this offer of employment and I accept and agree to them.

/s/ Richard Van Kirk	April 23, 2013
Richard Van Kirk	Date